Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-261405, 333-257878, 333-248576, 333-239799) and Form S-3 (No. 333- 257798) of RYVYL Inc. of our report dated April 17, 2023, relating to the financial statements of RYVYL Inc., as of December 31, 2022 and 2021 which appears in this Annual Report on Form 10-K.

/s/Simon & Edward, LLP

Rowland Heights, CA

April 17, 2023